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                                                                      Exhibit 12

                              OWENS-ILLINOIS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
      AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (Millions of dollars, except ratios)

                                                                             ---------        ---------
                                                                                2001             2000
                                                                             ---------        ---------
Earnings before income taxes, minority share owners'
   interests and extraordinary items .................................       $   523.0        $   254.4
Less: Equity earnings ................................................            (8.9)            (8.3)
Add:  Total fixed charges deducted
         from earnings ...............................................           236.8            250.8
      Proportional share of pre-tax
         earnings (loss) of 50% owned
         associates ..................................................             5.7              4.9
      Dividends received from less
        than 50% owned associates ....................................             6.3              2.5
                                                                             ---------        ---------
      Earnings available for payment
         of fixed charges ............................................       $   762.9        $   504.3
                                                                             =========        =========

Fixed charges (including the Company's proportional share of 50% owned associates):

      Interest expense ...............................................       $   225.3        $   231.6
      Portion of operating lease rental deemed to
      be interest ....................................................             6.4             14.2
      Amortization of deferred financing costs and
      debt discount expense ..........................................             5.1              5.0
                                                                             ---------        ---------
      Total fixed charges deducted from earnings
         and fixed charges ...........................................       $   236.8        $   250.8

Preferred stock dividends (increased to assumed
   pre-tax amount) ...................................................            18.6             17.3
                                                                             ---------        ---------
Combined fixed charges and preferred stock
   dividends .........................................................       $   255.4        $   268.1
                                                                             =========        =========

Ratio of earnings to fixed charges ...................................             3.2              2.0

Ratio of earnings to combined fixed charges and
   preferred stock dividends .........................................             3.0              1.9
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